Exhibit 99.2

AFFINION GROUP, INC. COMMENCES TENDER OFFER AND CONSENT SOLICITATION

FOR ITS 10 1/8% SENIOR NOTES DUE 2013

STAMFORD, Conn. – November 8, 2010 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship and loyalty of millions of consumers of financial service, retail, hospitality and e-commerce companies, announced today that it is commencing a tender offer to purchase any and all of its outstanding $454.0 million in aggregate principal amount of 10 1/8% Senior Notes due 2013 (the “2013 Notes”) through a cash tender offer (the “Tender Offer”).

In connection with the Tender Offer, Affinion is also soliciting the consents of holders of the 2013 Notes to certain proposed amendments to the indenture governing the 2013 Notes (the “Consent Solicitation”). The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default from the indentures governing the 2013 Notes.

The Tender Offer will expire at 12:01 a.m. Eastern Standard Time on December 8, 2010 (the “Expiration Date”). Under the terms of the Tender Offer, holders of the 2013 Notes who validly tender and do not validly withdraw their 2013 Notes and consents prior to 5:00 p.m. Eastern Standard Time on November 22, 2010, such time and date which may be extended (the “Consent Date”), will receive the total consideration of $1,029.06 per $1,000 principal amount of 2013 Notes, which is equal to the “tender consideration” of $999.06 plus the “consent payment” of $30.00. Holders of the 2013 Notes who validly tender and do not validly withdraw their 2013 Notes and consents after the Consent Date, but prior to the Expiration Date, will receive the tender consideration, but not the consent payment. In both cases, holders whose 2013 Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2013 Notes to, but not including, the applicable settlement date. This press release does not constitute a notice of redemption under the optional redemption provision of the indentures governing the 2013 Notes.

The Tender Offer is contingent upon the satisfaction of certain conditions, including (a) the completion of a $475.0 million capital markets transaction by the Company and (b) the receipt of requisite consents in order to adopt the proposed amendments to the indenture governing the 2013 Notes. If any of the conditions are not satisfied, Affinion is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered 2013 Notes and may even terminate the Tender Offer. Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in Affinion’s offer to purchase and consent solicitation, dated November 8, 2010.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 269-6427 (toll-free) or (212) 269-5550 (call collect).

Deutsche Bank Securities Inc. will act as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Deutsche Bank Securities Inc. at (212) 250-6429 (call collect).

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the Company has approximately 4,000 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases. These statements include, but are not limited to, the completion of the proposed Tender Offer, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2010 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in Affinion’s reports filed with the SEC, including Affinion’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

James T. Hart

Senior Vice President, Communications and Brand

Affinion Group

office: 203.956.8746 | mobile: 203.339.2578

jhart@affiniongroup.com